   As filed with the Securities and Exchange Commission on February 27, 1997
                                                       Registration No. 33-70962
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                --------------

                      INTEGRATED PROCESS EQUIPMENT CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

         DELAWARE                                              77-0296222
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

                  911 BERN COURT, SAN JOSE, CALIFORNIA  95122
                                (408) 436-2170
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               SANJEEV R. CHITRE
        CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                      INTEGRATED PROCESS EQUIPMENT CORP.
                  911 BERN COURT, SAN JOSE, CALIFORNIA  95122
                                (408) 436-2170
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------

                                  Copies to:
      FRANCIS S. CURRIE, ESQ., NEIL J. WOLFF, ESQ., & YOICHIRO TAKU, ESQ.
                    WILSON SONSINI GOODRICH & ROSATI, P.C.
                 650 PAGE MILL ROAD, PALO ALTO, CA 94304-1050
                                (415) 493-9300

                                --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]____________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  This Prospectus relates to Registration Statement No. 33-44746 and Registration Statement No. 33-70962.

-------------------------------------------------------------------------------
                                  PROSPECTUS
-------------------------------------------------------------------------------
22,960 UNDERWRITER'S IPO UNITS:       EACH UNDERWRITER'S IPO UNIT CONSISTING
                                      SHARE OF COMMON STOCK, ONE CLASS A
                                      WARRANT AND ONE CLASS B WARRANT


1,800 UNDERWRITER'S 1994 UNITS:       EACH UNDERWRITER'S 1994 UNIT CONSISTING
                                      OF 130 SHARES OF COMMON STOCK AND 78
                                      CLASS B WARRANTS

                      INTEGRATED PROCESS EQUIPMENT CORP.

                                ---------------

Each Underwriter's IPO Unit (an "IPO Unit") offered hereby consists of one share of Common Stock (the "Common Stock), one Class A Warrant ("Class A Warrant") and one Class B Warrant ("Class B Warrant"). Each Class A Warrant entitles the holder to purchase, at an exercise price of $8.90 (subject to adjustment), one share of Common Stock and one Class B Warrant of Integrated Process Equipment Corp. (the "Company" or "IPEC") until August 13, 1997. Each Class B Warrant entitles the holder to purchase, at an exercise price of $13.45 (subject to adjustment), one share of Common Stock until August 13, 1999. Each Underwriter's 1994 Unit (a "1994 Unit") offered hereby consists of 130 shares of Common Stock and 78 Class B Warrants.

Each of the Class A Warrants and the Class B Warrants included in the IPO Units are immediately exercisable and transferable separately from the Common Stock. The Class B Warrants included in the 1994 Units are immediately exercisable and
transferable separately from the Common Stock.   The IPO Units and the 1994
Units are issuable upon exercise of the Unit Purchase Options issued by the Company on August 20, 1992 ("IPO UPOs") and on February 20, 1994 ("1994 UPO"s, and together with the IPO UPOs, the "UPO"s), respectively, and held by the selling stockholders named herein (the "Selling Stockholders").

The IPO Units, 1994 Units, Common Stock, Class A Warrants and Class B Warrants included in the IPO Units and the 1994 Units, and the Common Stock issuable upon the exercise of the Class A Warrants and the Class B Warrants (collectively, the "Securities") may be sold or distributed from time to time by the Selling Stockholders named herein through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions (which may involve block transactions) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The Company will receive no portion of the proceeds from the sale of the Securities other than proceeds, if any, from the exercise of the Class A Warrants and the Class B Warrants. See "Use of Proceeds" and "Plan of Distribution". The Company will bear all of the expenses incident to their registration. The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Securities. See "Selling Stockholders" and "Plan of Distribution."

The Common Stock of the Company are quoted on The Nasdaq National Market ("Nasdaq") under the symbol "IPEC." The IPO Units, 1994 Units, the Class A Warrants and the Class B Warrants are not listed or quoted on Nasdaq. On February__ , 1997, the closing price of the Common Stock on Nasdaq was $_______.

                                ---------------

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH
              UNDER "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS.

                                ---------------

 THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              EXERCISE PRICE
                         (SUBJECT TO ADJUSTMENT)     SOLICITATION  FEE (2)   PROCEEDS TO COMPANY (2)
                         ----------------------      ---------------------   -----------------------
Class A Warrant (1)...                   $ 8.90             $  8,173.76              $  196,170.24
Class B Warrant (1)...                   $13.45             $100,240.16              $2,405,763.84
                                                            -----------              -------------
  Total (3)...........                                      $108,413.92              $2,601,934.08


THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 1997.                                         (footnotes on next page)

(1) Exercise Prices for the Class A Warrants and the Class B Warrants are to be paid in cash.

(2) Represents fee payable to D.H. Blair Investment Banking Corp. ("Blair") pursuant to the Warrant Agreements among the Company, American Stock Transfer & Trust Co. and Blair under which the Company agreed to pay Blair a fee of 4% of the exercise price of each Class A Warrant and Class B Warrant exercised under certain conditions. See " Plan of Distribution."

(3)    Assumes the exercise of all outstanding Class A and Class B Warrants.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities.
This prospectus (the "Prospectus") does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance in which a copy of such contract is filed as an exhibit to the Registration Statement, reference is made to such copy, and each such statement shall be deemed qualified by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street. N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is quoted for trading on The Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1996, as amended by Form 10-K/A-1, filed with the Commission on January 17, 1997.

     (b) The Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 1996, as amended by Form 10-Q/A-1 filed with the Commission on January 17, 1997.

     (c) The Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended December 31, 1996 filed with the Commission on February 14, 1997.

     (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering contemplated hereby.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any information that has been incorporated by reference in this Prospectus (not including exhibits to information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), upon written request to Investor Relations, Integrated Process Equipment Corp., 4717 East Hilton Ave., Phoenix, Arizona 85034, or by telephone at (602) 517-7200.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     IPEC is a Delaware corporation organized in December 1991 and is the successor by merger to a California corporation of the same name that was incorporated in October 1989. The Company is primarily engaged in designing, manufacturing, marketing and servicing equipment for the semiconductor manufacturing industry.

     IPEC Planar, the Company's chemical mechanical planarization ("CMP") division, consists of the Company's IPEC Planar Phoenix operation (formerly named Westech Systems, Inc. or "Westech") and the IPEC Planar Portland operation (formerly named GAARD Automation Inc. or "GAARD"). IPEC Clean consists of the former Athens Corp. ("Athens") operation and produces on site wet ultra high purity chemical reprocessing systems, chemical distribution systems and cleaning systems that can be marketed as stand alone products or clustered with IPEC Planar's CMP systems. During the second quarter of fiscal 1997, the Company announced its strategic decision to focus its resources on the manufacturing of CMP and CMP related equipment. As a result, the Company has adopted a plan for the disposition of IPEC Clean by the end of calendar 1997. IPEC Precision consists of the Precision Materials Operation acquired from Hughes Danbury Optical Systems, Inc. ("HDOS") and is engaged in manufacturing of advanced plasma assisted chemical etching equipment and metrology equipment for use primarily in manufacturing of silicon wafers and semiconductor devices. The Company's principal executive office is located at 911 Bern Court, San Jose, California 95122, and its telephone number is (408)436-2170.



                   SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference into this Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are subject to the "safe harbor" created by that section. These forward-looking statements include, but are not limited to, statements concerning the size of the CMP polisher market; product introduction and development; consolidation of subsidiary operating functions; industry acceptance of products; dependence on major customers; competition; relocation of operations; strategy; future revenue; operating margins, expenses and income; dividend and tax rates; and access to equity or debt financing. Forward-looking statements not specifically set forth above may also be found in these and other sections of this Prospectus. The Company's actual future results could differ materially from those projected in the forward-looking statements. Some factors which could cause future actual results to differ materially from the Company's recent results or those projected in the forward-looking statements are described in "Risk Factors."


                                  RISK FACTORS

     An investment in the Securities involves a high degree of risk. In addition to the other information contained and incorporated by reference in this Prospectus, before purchasing the Securities, prospective investors should carefully consider the risk factors described as Factors Affecting Operating Results in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, filed with the Commission on February 14, 1997.


                                USE OF PROCEEDS

     This Prospectus relates to the Securities being offered and sold for the account of the Selling Stockholders. The Company will receive no portion of the proceeds from the sale of the Securities other than the proceeds, if any, from the exercise of the Class A Warrants and the Class B Warrants.

     Holders of Class A Warrants and Class B Warrants are not obligated to exercise their warrants. Therefore there can be no assurance the Company will receive any proceeds in connection with the Class A Warrants or the Class B Warrants. In the event that all of the outstanding Class A Warrants and Class B Warrants are exercised, the net proceeds to the Company would be approximately $2,601,934 after deducting the 4% fee payable to Blair. See "Plan of Distribution." The Company expects that any proceeds received upon exercise of the Class A Warrants and the Class B Warrants will be used for working capital purposes.

                              SELLING STOCKHOLDERS

     The Securities are being offered for the account of the Selling Stockholders. The Selling Stockholders acquired beneficial ownership of the IPO UPOs and the 1994 UPOs issued to Blair by the Company pursuant to the Underwriting Agreements dated August 1992 and January 26, 1994, respectively, between the Company, Blair and certain individuals. Some of the UPOs were later transferred by Blair to the other Selling Stockholders. Because the Selling Stockholders may exercise all or a portion of their UPOs, the Class A Warrants and the Class B Warrants and may sell all or a portion of each of the Securities at any time from the date hereof, no estimate can be made of the number of each of the Securities that each Selling Stockholder may own prior to the effective date of this Prospectus or may retain upon completion of the offering. To the Company's knowledge, none of the Selling Stockholders has had any material relationship with the Company within the past three years of this offering.

     The following table sets forth the name of each Selling Stockholder, the maximum number of each class of the Securities beneficially owned by or issuable to each Selling Stockholder prior to the offering as of February 6, 1997, and the maximum number of each class of the Securities which may be offered for their account under this Prospectus.

         SELLING
       STOCKHOLDER                                SECURITIES BENEFICIALLY OWNED OR ISSUABLE BEFORE THE OFFERING
----------------------------   -----------------------------------------------------------------------------------------------
                                                               Shares of Common Stock
                                                                 ((i) Included in IPO                        Class B Warrants
                                IPO Units       1994 Units           Units and 1994                           (Included in the
                                 Issuable        Issuable      Units, (ii) Issuable Upon       Class A       UPOs and Issuable
                                   Upon            Upon         Exercise of Class A and        Warrants       Upon Exercise of
                                Exercise of     Exercise of       Class B Warrants and       (Included in        the Class A
                                  IPO UPOs       1994 UPOs            (iii) Others)          the IPO UPOs)         Warrants)
                                -----------     -----------    -------------------------     ------------    -----------------
Wood, Kenton.................     ------              36                  7,488                   ------             2,808
Bell, Martin.................     ------             100                 20,800                   ------             7,800
Nachamie, David..............     ------               9                  1,872                   ------               702
Siciliano, Michael...........     ------               9                  1,872                   ------               702
Monte, Steve.................     ------             3.6                    748                   ------               280
Brown, Alison................     ------             5.4                  1,123                   ------               421
Maio, Richard................     ------              18                  3,744                   ------             1,404
Davis, J. Morton.............     17,220           107.2                 91,177                   17,220            42,801
Stahler, Alan................     ------           428.8                 89,190                   ------            33,446
Renov, Kalman................     ------           428.8                 89,190                   ------            33,446
D.H. Blair Investment
   Banking Corp..............      5,740           107.2                 45,257                    5,740            19,841
D.H. Blair & Co., Inc........     ------             180                 37,440                   ------            14,040
Lerner, David................     ------           151.7                 31,553                   ------            11,832
Palagonia, Alfred............     ------           151.7                 31,553                   ------            11,832
Wasserman, Brian.............     ------             3.6                    748                   ------               280
Dominic Cavagnulo............     ------            20.0                  4,160                   ------             1,560
Evan Novak...................     ------            20.0                  4,160                   ------             1,560
Darren Orlando...............     ------            20.0                  4,160                   ------             1,560
                                  ======           =====                =======                   ======           =======
TOTAL                             22,960           1,800                466,240*                  22,960           182,315


         SELLING
       STOCKHOLDER                                SECURITIES WHICH MAY BE OFFERED FOR SELLING STOCKHOLDERS
----------------------------   -----------------------------------------------------------------------------------------------

                                                                Shares of Common Stock
                                                                 ((i) Included in IPO                        Class B Warrants
                                IPO Units       1994 Units          Units and 1994                          (Included in the
                                 Issuable        Issuable        Units and Issuable Upon      Class A       UPOs and Issuable
                                   Upon            Upon           Exercise of Class A        Warrants       Upon Exercise of
                                Exercise of     Exercise of          Warrants and          (Included in        the Class A
                                  IPO UPOs       1994 UPOs         Class B Warrants        the IPO UPOs)         Warrants)
                                -----------     -----------    -------------------------     ------------    -----------------
Wood, Kenton.................     ------              36                  7,488                   ------             2,808
Bell, Martin.................     ------             100                 20,800                   ------             7,800
Nachamie, David..............     ------               9                  1,872                   ------               702
Siciliano, Michael...........     ------               9                  1,872                   ------               702
Monte, Steve.................     ------             3.6                    748                   ------               280
Brown, Alison................     ------             5.4                  1,123                   ------               421
Maio, Richard................     ------              18                  3,744                   ------             1,404
Davis, J. Morton.............     17,220           107.2                 91,177                   17,220            42,801
Stahler, Alan................     ------           428.8                 89,190                   ------            33,446
Renov, Kalman................     ------           428.8                 89,190                   ------            33,446
D.H. Blair Investment
   Banking Corp..............      5,740           107.2                 45,257                    5,740            19,841
D.H. Blair & Co., Inc........     ------             180                 37,440                   ------            14,040
Lerner, David................     ------           151.7                 31,553                   ------            11,832
Palagonia, Alfred............     ------           151.7                 31,553                   ------            11,832
Wasserman, Brian.............     ------             3.6                    748                   ------               280
Dominic Cavagnulo............     ------            20.0                  4,160                   ------             1,560
Evan Novak...................     ------            20.0                  4,160                   ------             1,560
Darren Orlando...............     ------            20.0                  4,160                   ------             1,560
                                  ======           =====                =======                   ======           =======
TOTAL                             22,960           1,800                466,240*                  22,960           182,315

*Discrepancy due to rounding.

                              PLAN OF DISTRIBUTION

     The Securities may be distributed from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to its sales of the Securities.

     The Selling Stockholders may sell or distribute some or all of the Securities from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions (which may involve block transactions) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Securities.

     The Company has filed a Registration Statement in which this Prospectus is included for the purposes of permitting the Selling Stockholders to make resales of the Securities. Such resale may commence at the time such Registration Statement is declared effective by the Commission and continue for as long as such Registration Statement remains in effect.

     In addition, under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Securities may not simultaneously engage in market activities with respect to the Securities for a period of nine business days prior to the commencement of such distribution. Without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Stockholders. All of the foregoing may affect the marketability of the Securities.

     The Company has agreed, in connection with the exercise of Class A and Class B Warrants (the "Warrants"), to pay Blair a fee of 4% of the warrant exercise price, a portion of which may be reallowed to any dealer who is a member of the NASD who solicited the exercise (which may also be Blair) for each Warrant exercised, provided, however, that Blair will not be entitled to receive such compensation in any warrant exercise transaction in which (i) the market price of the Common Stock of the Company at the time of exercise is not greater than the exercise price of the Warrant; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited; or (v) the solicitation of exercise of the Warrants was in violation of Rule 10b-6 promulgated under the Exchange Act. The Company has agreed not to solicit Warrant exercises other than through Blair.

     The Company will bear all of the expenses incident to the registration of the Securities.

                           DESCRIPTION OF SECURITIES

IPO UNITS

     Each IPO Unit consists of one share of Common Stock, one Class A Warrant and one Class B Warrant. Each Class A Warrant and Class B Warrant is immediately exercisable and transferable separately from the other Securities. As of February 6, 1997, 22,960 IPO Units were outstanding.


1994 UNITS

     Each 1994 Unit consists of 130 shares of Common Stock and 78 Class B Warrants. Each Class B Warrant is immediately exercisable and transferable separately from the Common Stock. As of February 6, 1997, 1,800 1994 Units were outstanding.


CLASS A WARRANTS

     The holders of each Class A Warrant is entitled to purchase one share of Common Stock and one Class B Warrant at an exercise price of $8.90 (subject to adjustment). The Class A Warrants are exercisable at any time until August 13, 1997. Except for the Class A Warrants included in the Option Units issuable upon exercise of the UPOs, all the Class A Warrants were subject to redemption by the Company and were redeemed on September 19, 1994. As of February 6, 1997, no Class A Warrants were outstanding.


CLASS B WARRANTS

     The holders of each Class B Warrant is entitled to purchase one share of Common Stock at an exercise price of $13.45 (subject to adjustment). The Class B Warrants are exercisable at any time until August 13, 1999. Except for the Class B Warrants included in the Option Units issuable upon exercise of the UPOs, all the Class B Warrants were subject to redemption by the Company and were redeemed on June 12, 1995. As of February 6, 1997, no Class B Warrants were outstanding.


COMMON STOCK (AND CLASS A COMMON STOCK)

     The rights of the holders of the Common Stock and the Class A Common Stock are essentially identical, except that: (i) the holders of the Common Stock are entitled to one vote per share, and holders of Class A Common Stock are entitled to four votes per share with respect to all matters on which holders of the Company's Common Stock are entitled to vote, (ii) if stock dividends, splits, distributions, reverse splits, combinations, reclassification of shares, or other recapitalizations (collectively, "recapitalizations") are declared or effected, such recapitalizations shall be effected in a like manner with respect to the Common Stock and the Class A Common Stock except that payments in shares of capital stock shall be paid in Common Stock with respect to Common Stock and Class A Common Stock with respect to Class A Common Stock, and (iii) shares of Class A Common Stock are convertible into Common Stock at the option of the holder at any time on a share-for-share basis.

     Shares of Class A Common Stock are automatically converted into shares of Common Stock upon their transfer to any person other than the following transferees (the "Permitted Transferees"): (a) the spouse, lineal descendants or adopted children ("Family Members"); (b) a trust for the sole benefit of Family Members; (c) a partnership or a corporation wholly owned by Class A Common Stockholders and their Family Members; and (d) any other Class A Common Stockholders. Class A Common Stock held by a partnership or a corporation may be transferred to its partners or stockholders existing at the time a transferor acquired its Class A Common Stock or if such Partner or stockholder is a Permitted Transferee. There is no trading market for the Class A Common Stock.

     Subject to the preferences of the Preferred Stock, holders of the Common Stock and Class A Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of Common Stock and Class A Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions for the benefit of the Common Stock or Class A Common Stock in the Company's Certificate of Incorporation.

                                    EXPERTS

     The consolidated financial statements of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1996 and for the year then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1995 and for the two year period then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee      $     0.00*
Nasdaq Additional Listing Fee.........................     9,316.80
Accounting fees and expenses..........................     3,000.00
Legal fees and expenses...............................     8,000.00
Miscellaneous.........................................     3,000.00
                                                         ----------
       Total..........................................   $23,316.80

* Previously paid.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's Certificate of Incorporation, as amended, and the Bylaws, as amended, provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Corporation law. In addition, the Company has entered into Indemnification Agreements with its officers and directors. The Company also currently maintains an officers' and directors' liability insurance policy which insures, subject to the exclusions and limitations of the policy, officers and directors of the Company against certain liabilities which might be incurred by them solely in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.      EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:


 EXHIBIT
  NUMBER                              EXHIBIT TITLE
---------    ------------------------------------------------------------------
  4.1        Certificate of Incorporation, as amended.  Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form
             10-KSB for the fiscal year ended June 30, 1993 (File No. 0-20470)
             (the "1993 Form 10-KSB").

  4.2        Amendment of Certificate of Incorporation, effective December 16,
             1993. Incorporated by reference to Exhibit 3.2 to Amendment No. 1, filed on December 30, 1993 ("SB-2 Amendment No. 1") to the
             Registrant's Registration Statement on Form SB-2 (Registration No.
             33-70962) (the "SB-2 Registration Statement").

  4.3 By-Laws, as amended. Incorporated by reference to Exhibit 3.3 to SB-2 Amendment No. 1.

  4.4 Warrant Purchase Agreement, dated as of October 4, 1996, between the Company and Intel Corporation. Incorporated by reference to
             Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 14, 1996 for the quarter ended September 30, 1996.



 EXHIBIT
  NUMBER                              EXHIBIT TITLE
---------    -----------------------------------------------------------------

   4.5       Subscription Agreement, dated as of December 12, 1996, between the
             Company and Fletcher International Limited. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form
             8-K for reporting date December 16, 1996 and filed on December 30, 1996.

   4.6 Warrant Certificate, dated as of December 16, 1996, issued by the Company to Fletcher International Limited. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form
             8-K for reporting date December 16, 1996 and filed on December 30, 1996.

  23.1*      Consent of KPMG Peat Marwick LLP.

  23.2*      Consent of Richard A. Eisner & Company, LLP.

  24.1*      Powers of Attorney (see page II-4).

-----------------------
* Filed herewith

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, as amended; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (1)(i) and (1)(ii) above do not apply if the
           --------  -------
information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement (No. 33-70962) to be signed on its behalf by the undersigned, thereunto duly authorized:

                                 INTEGRATED PROCESS EQUIPMENT CORP.
                                 a Delaware Corporation

                                 By: /s/ John S. Hodgson
                                     ------------------------------------------
                                    John S. Hodgson
                                    Vice President, Chief Financial Officer,
                                    Treasurer and Secretary (Principal Financial
                                    and Accounting Officer)

                                 Date:  February 27, 1997

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sanjeev R. Chitre and John S. Hodgson, jointly and severally his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Post-Effective Amendment No. 1 to Registration Statement (No. 33-70962), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement (No. 33-70962) has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                  Title                         Date
-------------------------   -------------------------------       ------------------

/s/ Sanjeev R. Chitre       Chairman of the Board and Chief        February 27, 1997
-------------------------   Executive Officer (Principal
Sanjeev R. Chitre           Executive Officer)


/s/ John S. Hodgson         Vice President, Chief Financial        February 27, 1997
-------------------------   Officer, Treasurer and Secretary
John S. Hodgson             (Principal Financial and Accounting
                            Officer)

/s/ Harold C. Baldauf       Director                               February 27, 1997
-------------------------
Harold C. Baldauf

                            Director                               February 27, 1997
-------------------------
Roger D. Emerick

/s/ William J. Freschi      Director                               February 27, 1997
-------------------------
William J. Freschi

                            Director                               February 27, 1997
-------------------------
Kenneth Levy

/s/ Roger D. McDaniel       Director                               February 27, 1997
-------------------------
Roger D. McDaniel

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                           EXHIBIT TITLE
--------                     ----------------------

  4.1 Certificate of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1993 (File No. 0-20470) (the "1993 Form 10-KSB").

  4.2 Amendment of Certificate of Incorporation, effective December 16, 1993. Incorporated by reference to Exhibit 3.2 to Amendment No. 1, filed on December 30, 1993 ("SB-2 Amendment No. 1") to the Registrant's Registration Statement on Form SB-2 (Registration No. 33-70962) (the "SB-2 Registration Statement").

  4.3 By-Laws, as amended. Incorporated by reference to Exhibit 3.3 to SB-2 Amendment No. 1.

  4.4 Warrant Purchase Agreement, dated as of October 4, 1996, between the Company and Intel Corporation. Incorporated by reference to
             Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 14, 1996 for the quarter ended September 30, 1996.

  4.5 Subscription Agreement, dated as of December 12, 1996, between the Company and Fletcher International Limited. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K for reporting date December 16, 1996 and filed on December 30, 1996.

  4.6 Warrant Certificate, dated as of December 16, 1996, issued by the Company to Fletcher International Limited. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K for reporting date December 16, 1996 and filed on December 30, 1996.

 23.1*       Consent of KPMG Peat Marwick LLP.

 23.2*       Consent of Richard A. Eisner & Company, LLP.

 24.1*       Powers of Attorney (see page II-4).
-------------
*  Filed herewith